Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

April 29, 2019
FOR IMMEDIATE RELEASE
Company Contact
Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER HOLDINGS, INC. DECLARES QUARTERLY DIVIDENDS
ON ITS COMMON AND PREFERRED STOCK
ST. LOUIS, April 29, 2019 - Energizer Holdings, Inc. (NYSE: ENR) announced that its Board of Directors declared dividends on its common and preferred stock as follows:
Common - a quarterly dividend of $0.30 per share of common stock. The dividend will be payable on June 10, 2019 to shareholders of record as of the close of business on May 21, 2019.
Preferred - a quarterly dividend of $1.875 per share of 7.50% Series A mandatory convertible preferred stock. The dividend will be payable on July 15, 2019 to shareholders of record as of the close of business on July 1, 2019.
About Energizer Holdings, Inc.
Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, MO, is one of the world's largest manufacturers of primary batteries and portable lighting products and is anchored by its globally recognized brands Energizer®, Eveready®, Rayovac® and Varta®. Energizer is also one of the world's largest manufacturers of automotive appearance, performance, and fragrance products from recognized brands such as Armor All®, STP®, A/C Pro®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor®, and Tuff Stuff®. As a global branded distributor of consumer products, our mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.

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